EXHIBIT 99.1

IZEA Announces Reverse Stock Split in Preparation
for Proposed Uplisting to NASDAQ
1-for-20 Reverse Stock Split Effective January 11, 2016 Represents IZEA’s
Next Step on Journey to Become a NASDAQ-Listed Company

Orlando, Florida (January 11, 2016) - IZEA, Inc. (the “Company”) (OTCQB: IZEA), operator of the premiere online marketplace that connects brands with influential content creators, today announced a 1-for-20 reverse split of its common stock prior to the market open on January 11, 2015 (the “Reverse Split”). The Reverse Split was approved by the Company's shareholders, board of directors, and the Financial Industry Regulatory Authority (FINRA).

Based on the closing price of $0.375 per share of Company common stock on January 8, 2016, the opening price on January 11, 2016 is anticipated to be $7.50 per share. The purpose of the Reverse Split is to enable the Company to qualify its common stock for listing on the NASDAQ Capital Market.

Ted Murphy, Founder and Chief Executive Officer of IZEA said, "Uplisting to NASDAQ would be a major event for IZEA, and we expect such an uplisting would attract a broader and more diverse shareholder base. We believe this is the next logical step for the growth of our Company."

Before any listing of the Company’s common stock on the NASDAQ Capital Market can occur, NASDAQ will need to give final approval of the Company's listing application. The Company believes it currently meets all listing requirements for listing on the NASDAQ Capital Market, with the exception of its share price. Following the completion of the Reverse Split, NASDAQ will monitor trading for a minimum of five trading days to ensure the Company’s common stock maintains key thresholds, including a minimum bid price of $4.00 per share.

At the effective time of the Reverse Split, every 20 shares of issued and outstanding Company common stock are to be converted into one newly issued share of Company common stock, without any change in the par value of the shares. The Reverse Split does not affect any Company shareholder's ownership percentage of IZEA common stock, except to the limited extent that the Reverse Split results in any shareholder owning a fractional share. Fractional shares of common stock resulting from the Reverse Split are to be rounded up to the nearest whole share.

The Company's common stock will trade under the new ticker symbol "IZEAD" for a period of 20 business days, after which time the Company’s ticker symbol will revert to “IZEA”. If the Company’s common stock is uplisted to the NASDAQ Capital Market prior to the completion of the 20 business day period, it will trade under the symbol “IZEA”.

About IZEA
IZEA operates the premiere online marketplace that connects brands with influential content creators. IZEA creators range from leading bloggers and social media personalities to A-List celebrities and professional journalists. Creators are compensated for developing and distributing unique content on behalf of brands including long form text, videos, photos and status updates. Brands receive influential consumer content and engaging, shareable stories that drive awareness. For more information about IZEA, visit http://corp.izea.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are forward-looking include IZEA’s anticipated uplisting of its shares to trade on NASDAQ and post Reverse Split opening share price. These forward-looking statements are based largely on IZEA's current expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the social sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA, difficulties in integrating platforms and operations and achieving the expected benefits from future acquisitions, and changing economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this release will in fact occur. Please read the full statement and disclosures here: http://corp.izea.com/safe-harbor-statement.

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IZEA Investor Relations:

Budd Zuckerman
Genesis Select
303.415.0200
bzuckerman@genesisselect.com

IZEA Media Relations:

Brent Diggins
Allison & Partners
(480) 516-2035
brent@allisonpr.com